Sangamo BioSciences Reports Second Quarter 2007 Financial Results

    RICHMOND, Calif., July 24 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the quarter ended June 30, 2007. Revenues for the second quarter of 2007 were $2.6 million as compared to second quarter 2006 revenues of $1.8 million. Second quarter 2007 revenues were from Sangamo's partnerships in the areas of plant agriculture, private foundation and federal government research grants and enabling technologies.

    The consolidated net loss for the quarter ended June 30, 2007 was $5.2 million, or $0.15 per share, as compared to a net loss of $3.3 million, or $0.11 per share, in the same period of 2006. At June 30, 2007, the company had cash, cash equivalents, investments and interest receivable of $44.6 million.

    Total second quarter 2007 operating expenses were $8.4 million as compared to $5.8 million in the prior year period. Research and development expenses were $6.3 million for the three months ended June 30, 2007 as compared to $4.0 million for the second quarter of 2006. The increase in research and development expenses for the second quarter of 2007 compared with the same period in 2006 is principally due to increased expenses associated with our clinical program in diabetic neuropathy and pre-IND programs to develop ZFP Therapeutics for the treatment of HIV/AIDS and for glioblastoma. General and administrative expenses were $2.1 million for the second quarter of 2007 as compared to $1.8 million for the same period in 2006.

    Net interest and other income for the second quarter of 2007 was $657,000 as compared to $745,000 in the comparable period of 2006.

    Recent Highlights

    -- Sangamo raised $30 million in a registered direct offering to institutional investors. On July 17, Sangamo announced that it had sold an aggregate of 3,278,689 shares of common stock, at a price of $9.15 per share, for gross proceeds of approximately $30.0 million, before fees and expenses.
    -- Sangamo and Sigma-Aldrich Corporation established a major alliance to develop and commercialize high value laboratory research reagents based upon zinc finger DNA-binding protein (ZFP) technology. Pursuant to the agreement announced on July 10, Sangamo received an upfront payment of $13.5 million which included license fees and sale of one million shares of Sangamo stock. Sangamo is also eligible to receive development and commercial milestone payments and royalties on product sales.
    -- Positive data from the Phase 1b clinical trial of ZFP Therapeutic(TM),
       SB-509, for diabetic neuropathy presented at the American Diabetes Association Meeting. Clinical investigator, Mark Kipnes, M.D., presented data from this study that demonstrate statistically significant improvements in nerve conduction velocity and quantitative sensory testing in subjects with mild to moderate diabetic neuropathy over a six month period after a single administration of SB-509.
    -- Sangamo received unanimous approval from the National Institutes of
       Health Recombinant DNA Advisory Committee (RAC) for two ZFN Therapeutic programs. Two ZFP nuclease (ZFN) pre-IND therapeutic programs -- modification of the CCR5 gene in human primary T-cells for the treatment of HIV/AIDS and a novel therapy for the treatment of glioblastoma -- were reviewed and unanimously approved by the RAC on June 19.
    -- Continued progress in achievement of milestones in collaboration with Dow
       AgroSciences. Sangamo and Dow AgroSciences jointly announced the successful achievement of research milestones as part of our joint Research and Commercial License Agreement. The milestones represent the successful application of Sangamo's ZFP technology for the generation of specific traits in two major crop species -- maize and canola.
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    -- Sangamo entered into a Research and License Agreement with Genentech in the area of protein pharmaceutical production. Under the agreement announced on April 30, Sangamo will develop ZFNs(TM) designed to make targeted modifications to the genome of Genentech cell lines for use in mammalian cell-based protein pharmaceutical production. Genentech has paid Sangamo an upfront fee, and will pay an ongoing technology access fee and certain payments upon achievement of specified milestones relating to the research of ZFNs and the development and commercialization of products manufactured using a modified cell line created by ZFN technology.
    -- Initiation of Phase 2 clinical trial of SB-509 in subjects with moderate to severe diabetic neuropathy (DN) or "blocked nerves". Sangamo announced the initiation of a second Phase 2 clinical trial; a randomized, single-blind, placebo-controlled, repeat-dosing study designed to evaluate the clinical safety and clinical effects of repeat administration of SB-509 in diabetic subjects that have "blocked nerves," or unmeasurable nerve conduction velocity (NCV), in at least one of the nerves in the leg.

    Six-Month Results

    For the six-month period ended June 30, 2007 the consolidated net loss was $10.5 million, or $0.30 per share, compared with a consolidated net loss of $6.1 million, or $0.20 per share, in the comparable period in 2006. Revenues for the first six months of 2007 were $4.0 million as compared to $3.9 million in the same period of 2006. Total operating expenses for the six months ended June 30, 2007 and 2006 were $15.9 million and $11.2 million, respectively.

    Conference Call and Webcast

    Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 888-802-2278 for domestic callers and 913-312-1264 for international callers. The passcode for the call is 1436008. Participants may access the live webcast via a link on the Sangamo BioSciences website in the Investor section http://investor.sangamo.com/index.cfm under "Events and Presentations". For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8.00 p.m. ET on July 24, 2007 to July 31, 2007. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820, respectively. The conference ID number for the replay is 1436008. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences, Inc.

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effects in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on cancer and HIV/AIDS, neuropathic pain, nerve regeneration, ischemic heart disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases

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(ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent Form 10-Q and Form 8-K. Sangamo assumes no obligation to update the forward-looking information contained in this press release.


    SELECTED FINANCIAL DATA
    (in thousands, except per share data)
    (unaudited)
                                        Three Months Ended   Six Months Ended
                                              June 30,           June 30,
                                           2007     2006      2007     2006
    Consolidated Statement of Operations
     Data

    Revenues                             $ 2,584  $ 1,777  $  4,006  $ 3,913
      Operating expenses:
      Research and development             6,309    4,028    11,739    7,617
      General and administrative           2,113    1,821     4,112    3,576
        Total operating expenses           8,422    5,849    15,851   11,193
    Loss from operations                  (5,838)  (4,072)  (11,845)  (7,280)
    Interest income, net                     657      745     1,305    1,209
    Net loss                             $(5,181) $(3,327) $(10,540) $(6,071)

    Basic and diluted net loss per common
     share                               $ (0.15) $ (0.11) $  (0.30) $ (0.20)

    Shares used in computing basic and
     diluted net loss per common share    35,136   31,312    35,097   30,959



    CONDENSED BALANCE SHEET DATA        June 30,  Dec. 31,
                                          2007      2006
    Cash, cash equivalents, and
     investments                         $44,585  $53,975
    Total assets                         $46,936  $55,780
    Total stockholders' equity           $39,934  $48,705